UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and

Amendments Thereto Filed Pursuant to § 240.13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Centennial Resource Development, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

15136A102

(CUSIP Number)

Dianna Rosser Aprile

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

(212) 993-0076

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 4, 2017

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Silver Run Sponsor, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 20,380,000

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 20,380,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,380,000

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 9.5%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Silver Run Sponsor Manager, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 20,380,000

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 20,380,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,380,000

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 9.5%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons REL US Centennial Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 23,888,921

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 23,888,921

11	Aggregate Amount Beneficially Owned by Each Reporting Person 23,888,921

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 11.2%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons REL IP General Partner LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 23,888,921

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 23,888,921

11	Aggregate Amount Beneficially Owned by Each Reporting Person 23,888,921

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 11.2%

14	Type of Reporting Person PN

CUSIP No. 15136A102		13D

1	Names of Reporting Persons REL IP General Partner Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 23,888,921

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 23,888,921

11	Aggregate Amount Beneficially Owned by Each Reporting Person 23,888,921

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 11.2%

14	Type of Reporting Person CO

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Energy Limited Investment Holdings, LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 23,888,921

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 23,888,921

11	Aggregate Amount Beneficially Owned by Each Reporting Person 23,888,921

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 11.2%

14	Type of Reporting Person PN

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Holdings II (Cayman) Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 23,888,921

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 23,888,921

11	Aggregate Amount Beneficially Owned by Each Reporting Person 23,888,921

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 11.2%

14	Type of Reporting Person CO

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Non-ECI USRPI AIV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 5,869,889

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 5,869,889

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,869,889

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.8%

14	Type of Reporting Person PN

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Non-ECI USRPI AIV GP, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 5,869,889

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 5,869,889

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,869,889

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.8%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Non-ECI Partners GP (Cayman), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 5,869,889

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 5,869,889

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,869,889

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.8%

14	Type of Reporting Person PN

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Non-ECI GP Cayman LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 5,869,889

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 5,869,889

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,869,889

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.8%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Non-ECI GP Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 5,869,889

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 5,869,889

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,869,889

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.8%

14	Type of Reporting Person CO

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone VI Centennial QB Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 80,819,780

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 80,819,780

11	Aggregate Amount Beneficially Owned by Each Reporting Person 80,819,780

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 35.7%

14	Type of Reporting Person PN

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Energy Partners VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 80,819,780

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 80,819,780

11	Aggregate Amount Beneficially Owned by Each Reporting Person 80,819,780

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 35.7%

14	Type of Reporting Person PN

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Energy GP VI, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 80,819,780

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 80,819,780

11	Aggregate Amount Beneficially Owned by Each Reporting Person 80,819,780

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 35.7%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Energy GP VI Corp

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 80,819,780

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 80,819,780

11	Aggregate Amount Beneficially Owned by Each Reporting Person 80,819,780

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 35.7%

14	Type of Reporting Person CO

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Holdings LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 101,199,780

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 101,199,780

11	Aggregate Amount Beneficially Owned by Each Reporting Person 101,199,780

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 43.1%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone/Gower Mgmt Co Holdings, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 125,088,701

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 125,088,701

11	Aggregate Amount Beneficially Owned by Each Reporting Person 125,088,701

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 52.1%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Riverstone Management Group, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 125,088,701

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 125,088,701

11	Aggregate Amount Beneficially Owned by Each Reporting Person 125,088,701

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 52.1%

14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102		13D

1	Names of Reporting Persons David M. Leuschen

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 130,958,590

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 130,958,590

11	Aggregate Amount Beneficially Owned by Each Reporting Person 130,958,590

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 54.2%

14	Type of Reporting Person IN

CUSIP No. 15136A102		13D

1	Names of Reporting Persons Pierre F. Lapeyre, Jr.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 130,958,590

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 130,958,590

11	Aggregate Amount Beneficially Owned by Each Reporting Person 130,958,590

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 54.2%

14	Type of Reporting Person IN

CUSIP No. 15136A102	13D

Explanatory Note

This Amendment No. 3 to Schedule 13D (this “Amendment No. 3”) amends and supplements the Statement on Schedule 13D filed with the United States Securities and Exchange Commission on October 21, 2016 (as amended to date, the “Statement”), relating to the Class A Common Stock (the “Class A Common Stock”) of Centennial Resource Development, Inc. (formerly known as Silver Run Acquisition Corporation) (the “Issuer”).  Capitalized terms used herein without definition shall have the meaning set forth in the Statement.

Item 2.                                 Identity and Background.

Item 2 of the Statement is amended and restated in its entirety as follows:

This statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”):

(1)                                 Silver Run Sponsor, LLC (“Silver Run Sponsor”);

(2)                                 Silver Run Sponsor Manager, LLC (“Silver Run Manager”);

(3)                                 Riverstone Centennial Holdings, L.P. (“Riverstone Centennial”);

(4)                                 Riverstone VI REL Holdings GP, LLC (“Riverstone REL”);

(5)                                 REL US Centennial Holdings, LLC (“REL US”);

(6)                                 REL IP General Partner LP (“REL IP”);

(7)                                 REL IP General Partner Limited (“REL IP GP”);

(8)                                 Riverstone Energy Limited Investment Holdings, LP (“Riverstone Investment”);

(9)                                 Riverstone Holdings II (Cayman) Ltd. (“Riverstone Holdings II”);

(10)                          Riverstone Non-ECI USRPI AIV, L.P. (“Riverstone Non-ECI”);

(11)                          Riverstone Non-ECI USRPI AIV GP, L.L.C. (“Riverstone Non-ECI GP”);

(12)                          Riverstone Non-ECI Partners GP (Cayman), L.P. (“Non-ECI Cayman”);

(13)                          Riverstone Non-ECI Partners GP Cayman LLC (“Non-ECI Cayman GP”);

(14)                          Riverstone Non-ECI GP Ltd. (“Non-ECI GP Ltd.” and, together with Non-ECI Cayman, Riverstone Holdings II, Riverstone Investment, REL IP GP and REL IP, the “Riverstone Cayman Entities”);

(15)                          Riverstone VI Centennial QB Holdings, L.P. (“Riverstone QB Holdings”);

(16)                          Riverstone Energy Partners VI, L.P. (“Riverstone Energy Partners”);

(17)                          Riverstone Energy GP VI, LLC (“Riverstone Energy GP”);

(18)                          Riverstone Energy GP VI Corp (“Riverstone Energy Corp”);

(19)                          Riverstone Holdings LLC (“Riverstone Holdings”);

(20)                          Riverstone/Gower Mgmt Co Holdings, L.L.C.; (“Riverstone/Gower”);

(21)                          Riverstone Management Group, L.L.C. (“Riverstone Management” and, together with Riverstone Centennial, Riverstone REL, REL US, Riverstone Non-ECI, Riverstone  Non-ECI Cayman GP, Riverstone QB Holdings, Riverstone Energy Partners, Riverstone Energy GP, and

CUSIP No. 15136A102	13D

Riverstone Energy Corp, Riverstone Holdings, and Riverstone/Gower the “Riverstone Delaware Entities”);

(22)                          David M. Leuschen  (“Mr. Leuschen”); and

(23)                          Pierre F. Lapeyre, Jr. (“Mr. Lapeyre”).

Silver Run Sponsor, Silver Run Manager, and the Riverstone Delaware Entities are each organized under the laws of the State of Delaware.  The Riverstone Cayman Entities are each organized the laws of the Cayman Islands. The business address of each of Silver Run Sponsor and Silver Run Manager is 1000 Louisiana St., Suite 1450, Houston, Texas 77002.  The business address of each of the Riverstone Delaware Entities and Riverstone Cayman entities is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.  Silver Run Sponsor, Silver Run Manager, the Riverstone Delaware Entities and the Riverstone Cayman Entities are principally engaged in the business of investing in securities, including the Issuer.

Information with respect to the executive officers and directors of Silver Run Sponsor, Silver Run Manager, the Riverstone Delaware Entities and the Riverstone Cayman Entities (collectively, the “Related Persons”), including name, business address, present principal occupation or employment and the organization in which such employment is conducted, and citizenship is listed on the attached Schedule A, which is incorporated herein by reference.

Mr. Leuschen and Mr. Lapeyre are citizens of the United States of America.  They are the founders and senior managing directors of Riverstone Holdings.  The business address of Mr. Leuschen and Mr. Lapeyre is 712 Fifth Avenue, 36th Floor, New York, NY 10019.

During the last five years, none of the Reporting Persons or Related Persons (i) has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

CUSIP No. 15136A102	13D

Item 5.                                 Interest in Securities of the Issuer.

Item 5 of the Statement is amended and restated in its entirety as follows:

(a) — (b)

The following sets forth, as of the date hereof, the aggregate number of shares of Class A Common Stock and percentage of Class A Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Class A Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 207,595,078 shares of Class A Common Stock outstanding as of April 17, 2017, and assumes the conversion of all shares of Series B Preferred Stock beneficially owned by the Reporting Persons into Class A Common Stock.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Silver Run Sponsor, LLC	20,380,000	9.5%	0	20,380,000	0	20,380,000
Silver Run Sponsor Manager, LLC	20,380,000	9.5%	0	20,380,000	0	20,380,000
REL US Centennial Holdings, LLC	23,888,921	11.2%	0	23,888,921	0	23,888,921
REL IP General Partner LP	23,888,921	11.2%	0	23,888,921	0	23,888,921
REL IP General Partner Limited	23,888,921	11.2%	0	23,888,921	0	23,888,921
Riverstone Energy Limited Investment Holdings, LP	23,888,921	11.2%	0	23,888,921	0	23,888,921
Riverstone Holdings II (Cayman) Ltd.	23,888,921	11.2%	0	23,888,921	0	23,888,921
Riverstone Non-ECI USRPI AIV, L.P.	5,869,889	2.8%	0	5,869,889	0	5,869,889
Riverstone Non-ECI USRPI AIV GP, L.L.C.	5,869,889	2.8%	0	5,869,889	0	5,869,889
Riverstone Non-ECI Partners GP (Cayman), L.P.	5,869,889	2.8%	0	5,869,889	0	5,869,889
Riverstone Non-ECI GP Cayman LLC	5,869,889	2.8%	0	5,869,889	0	5,869,889
Riverstone Non-ECI GP Ltd.	5,869,889	2.8%	0	5,869,889	0	5,869,889
Riverstone VI Centennial QB Holdings, L.P.	80,819,780	35.7%	0	80,819,780	0	80,819,780
Riverstone Energy Partners VI, L.P.	80,819,780	35.7%	0	80,819,780	0	80,819,780
Riverstone Energy GP VI, LLC	80,819,780	35.7%	0	80,819,780	0	80,819,780
Riverstone Energy GP VI Corp	80,819,780	35.7%	0	80,819,780	0	80,819,780
Riverstone Holdings LLC	101,199,780	43.1%	0	101,199,780	0	101,199,780
Riverstone Management Group, L.L.C.	125,088,701	52.1%	0	125,088,701	0	125,088,701
Riverstone/Gower Mgmt Co Holdings, L.L.C.	125,088,701	52.1%	0	125,088,701	0	125,088,701
David M. Leuschen	130,958,590	54.2%	0	130,958,590	0	130,958,590
Pierre F. Lapeyre Jr.	130,958,590	54.2%	0	130,958,590	0	130,958,590

CUSIP No. 15136A102	13D

Silver Run Sponsor is the record holder of 12,380,000 shares of Class A Common Stock and warrants to purchase an additional 8,000,000 shares of Class A Common Stock that are exercisable at any time.  REL US is the record holder of 18,250,421 shares of Class A Common Stock and 22,554 shares of Series B Preferred Stock.  Riverstone Non-ECI is the record holder of 4,484,389 shares of Class A Common Stock and 5,542 shares of Series B Preferred Stock.  Riverstone QB Holdings is the record holder of 61,743,780 shares of Class A Common Stock and 76,304 shares of Series B Preferred Stock.

Mr. Leuschen and Mr. Lapeyre are the managing directors of Riverstone Management and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management. Riverstone Management is the managing member of Riverstone/Gower, which is the sole member of Riverstone Holdings and the sole shareholder of Riverstone Holdings II. Riverstone Holdings is the managing member of Silver Run Manager, which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor.  Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings is also the sole shareholder of Riverstone Energy Corp, which is the managing member of Riverstone Energy GP, which is the general partner of Riverstone Energy Partners, which is the general partner of Riverstone QB Holdings.  Riverstone Energy GP is managed by an eight person managing committee consisting of Mr. Lapeyre, Mr. Leuschen, James T. Hackett, Michael B. Hoffman, and N. John Lancaster and, on a rotating basis, one of E. Bartow Jones, Baran Tekkora and Robert M. Tichio.  As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings.  Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings II is the general partner of Riverstone Investment, which is the sole shareholder of REL IP GP, which is the general partner of REL IP, which is the managing member of REL US.  As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US.  Each such entity or person disclaims beneficial ownership of these securities.

Non-ECI GP Ltd. is the sole member of Non-ECI Cayman GP, which is the general partner of Non-ECI Cayman, which is the sole member of Riverstone Non-ECI GP, which is the general partner of Riverstone Non-ECI.  Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI.  As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI.  Each such entity or person disclaims beneficial ownership of these securities.

(c)                                  None.

CUSIP No. 15136A102	13D

(d)           None.

(e)           Not applicable.

Item 7.                                 Materials to be Filed as Exhibits.

Item 7 of the Statement is amended to replace the Joint Filing Agreement previously filed as Exhibit 1 with the exhibit of the same number filed herewith:

Exhibit Number	Description
1	Joint Filing Agreement.

CUSIP No. 15136A102	13D

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      May 10, 2017

Silver Run Sponsor, LLC
By:	Silver Run Sponsor Manager, LLC, its managing member

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

Silver Run Sponsor Manager, LLC

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

Riverstone Centennial Holdings, L.P.
By:	Riverstone VI REL Holdings GP, LLC,
its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

Riverstone VI REL Holdings GP, LLC

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

REL US Centennial Holdings, LLC
By:	REL IP General Partner LP, its managing member
By:	REL IP General Partner Limited, its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Director

CUSIP No. 15136A102	13D

REL IP General Partner LP
By:	REL IP General Partner Limited, its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Director

REL IP General Partner Limited

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Director

Riverstone Energy Limited Investment Holdings, LP
By:	Riverstone Holdings II (Cayman) Ltd., its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Attorney-in-fact for David M. Leuschen, Director

Riverstone Holdings II (Cayman) Ltd.

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Attorney-in-fact for David M. Leuschen, Director

Riverstone Non-ECI USRPI AIV, L.P.
By:	Riverstone Non-ECI USRPI AIV GP, L.L.C., its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

Riverstone Non-ECI USRPI AIV GP, L.L.C.

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

CUSIP No. 15136A102	13D

Riverstone Non-ECI Partners GP (Cayman), L.P.
By:	Riverstone Non-ECI GP Cayman LLC, its general partner
By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Director

Riverstone Non-ECI GP Cayman LLC
By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Director

Riverstone Non-ECI GP Ltd.

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Director

Riverstone VI Centennial QB Holdings, L.P.
By:	Riverstone Energy Partners VI, L.P., its general partner
By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

Riverstone Energy Partners VI, L.P.
By:	Riverstone Energy GP VI, LLC,
its general partner

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

CUSIP No. 15136A102	13D

Riverstone Energy GP VI, LLC

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Managing Director

Riverstone Energy GP VI Corp

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Vice President

Riverstone Holdings LLC

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Authorized Person

Riverstone/Gower Mgmt Co Holdings, L.L.C.

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Manager

Riverstone Management Group, L.L.C.

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Manager

David M. Leuschen

By:	/s/ Thomas J. Walker, attorney-in-fact

Pierre F. Lapeyre, Jr.

By:	/s/ Thomas J. Walker, attorney-in-fact

SCHEDULE A

The name, present principal occupation or employment and citizenship of each of the executive officers and directors of the Reporting Persons are set forth below. The business address of each individual is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.

Riverstone Management Group, L.L.C.

Name	Present Principal Occupation or Employment	Citizenship
Pierre F. Lapeyre, Jr.	Founder and Senior Managing Director of Riverstone Holdings LLC	United States
David M. Leuschen	Founder and Senior Managing Director of Riverstone Holdings LLC	United States

Riverstone/Gower Mgmt Co Holdings, L.L.C.

Name	Present Principal Occupation or Employment	Citizenship
Pierre F. Lapeyre, Jr.	Founder and Senior Managing Director of Riverstone Holdings LLC	United States
David M. Leuschen	Founder and Senior Managing Director of Riverstone Holdings LLC	United States

Riverstone Holdings LLC

Name	Present Principal Occupation or Employment	Citizenship
Pierre F. Lapeyre, Jr.	Founder and Senior Managing Director of Riverstone Holdings LLC	United States
David M. Leuschen	Founder and Senior Managing Director of Riverstone Holdings LLC	United States

Riverstone Energy GP VI Corp

Name	Present Principal Occupation or Employment	Citizenship
Pierre F. Lapeyre, Jr.	Founder and Senior Managing Director of Riverstone Holdings LLC	United States
David M. Leuschen	Founder and Senior Managing Director of Riverstone Holdings LLC	United States
Thomas J. Walker	Partner of Riverstone Holdings LLC	United States
James T. Hackett	Partner of Riverstone Holdings LLC	United States
Michael B. Hoffman	Partner of Riverstone Holdings LLC	United States
N. John Lancaster	Partner of Riverstone Holdings LLC	United States

Baran Tekkora	Partner of Riverstone Holdings LLC	United States
E. Bartow Jones	Partner of Riverstone Holdings LLC	United States

Riverstone Energy GP VI, LLC

Management Committee Members

Name	Present Principal Occupation or Employment	Citizenship
Pierre F. Lapeyre, Jr.	Founder and Senior Managing Director of Riverstone Holdings LLC	United States
David M. Leuschen	Founder and Senior Managing Director of Riverstone Holdings LLC	United States
James T. Hackett	Partner of Riverstone Holdings LLC	United States
Michael B. Hoffman	Partner of Riverstone Holdings LLC	United States
N. John Lancaster	Partner of Riverstone Holdings LLC	United States
E. Bartow Jones*	Partner of Riverstone Holdings LLC	United States
Baran Tekkora*	Partner of Riverstone Holdings LLC	United States
Robert M. Tichio*	Partner of Riverstone Holdings LLC	United States

* Serves on the Management Committee on a rotating basis.

REL IP General Partner Limited

Directors

Name	Present Principal Occupation or Employment	Citizenship
Thomas J. Walker	Partner of Riverstone Holdings LLC	United States
Peter S. Coats	Partner of Riverstone Holdings LLC	United States
Peter Haskopoulos	Partner of Riverstone Holdings LLC	United States

Riverstone Holdings II (Cayman) Ltd.

Directors

Name	Present Principal Occupation or Employment	Citizenship
Pierre F. Lapeyre, Jr.	Founder and Senior Managing Director of Riverstone Holdings LLC	United States
David M. Leuschen	Founder and Senior Managing Director of Riverstone Holdings LLC	United States

Riverstone Non-ECI GP Ltd.

Directors

Name	Present Principal Occupation or Employment	Citizenship
Thomas J. Walker	Partner of Riverstone Holdings LLC	United States
Peter Haskopoulos	Partner of Riverstone Holdings LLC	United States